Exhibit 99.3

Lightning eMotors Merger with GigCapital3, Inc.

Investor Conference Call Transcript

December 10, 2020

Operator:

Hello and welcome to the GigCapital3 and Lightning eMotors business combination announcement conference call. There is a presentation that was publicly filed with the SEC that will accompany today’s discussion. The presentation can also be viewed on GigCapital3’s and Lightning eMotors’ websites. Please refer to that as the guide for today’s call.

GigCapital3 plans to file with the SEC a Registration Statement on Form S-4 in connection with the transactions and to mail a Proxy Statement/Prospectus to its stockholders containing information about the transactions. Investors are urged to read the Registration Statement and Proxy Statement/Prospectus carefully when they are available. The Registration Statement and Proxy Statement/Prospectus will contain important information about the business combination between GigCapital3 and Lightning eMotors and related matters. Investors and GigCapital3 stockholders will be able to obtain free copies of these documents through the web site maintained by the SEC at http://www.sec.gov. Copies of the Registration Statement and GigCapital3’s Proxy Statement/Prospectus may be obtained free of charge from GigCapital3 by directing a request to Brad Weightman, Vice President and Chief Financial Officer, GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Please note that the parties may discuss forward-looking statements within the meaning of the safe harbor provisions of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, future results of operations, capacity, production and demand levels. Forward-looking statements are made based on the parties’ expectations and beliefs concerning future events and therefore involve a number of risks and uncertainties. The parties caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements are discussed in the Form 8-K which GigCapital3 filed this afternoon with the SEC. All forward-looking statements are based upon information available to GigCapital3 and/or Lightning eMotors as of the date hereof, and speak only as of the date hereof. The parties assume no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

I will now turn our conference over to Dr. Raluca Dinu, GigCapital Global Founding Managing Partner and Board Member of GigCapital3, who will begin on slide 5. You may begin.

Raluca:

Good morning everybody. My name is Raluca Dinu and I’m part of the sponsor team at GigCapital3. I am joined on today’s call by Lightning eMotors’ Chief Executive Officer, Tim Reeser, by the Chief Financial Officer, Robert Fenwick-Smith, and by the Chief Technology Officer and Chief Operations Officer, Bill Kelley.

We are pleased to announce GigCapital3’s planned business combination with Lightning eMotors which has an implied proforma enterprise value for the combined company of approximately $651 million. This business combination will bring to market a high growth, urban commercial electrical vehicle company serving the Class 3 through Class 7 markets, benefitting from the mega-trend of electrification of mobility solutions, driven by social trends, technological advancements, and regulatory shifts to environmentally friendly commercial vehicles. Upon the closing of our transaction, Lightning eMotors will be the only publicly traded commercial EV manufacturer with a full product line of zero emission vehicles serving the Class 3 through Class 7 markets, which presents a unique and very attractive public market opportunity.

Climate change has driven a shift in societal thinking and both public and private sector enterprises are focusing intently on reducing carbon emissions. Internal combustion engines are being rapidly replaced with zero emission vehicles. As an example, California mandated all new cars and passenger trucks sold in the state to be zero emissions by 2035. Fifteen US States have signed a memorandum of understanding indicating their alignment with this policy. Many others will follow suit.

As part of GigCapital3’s Private-to-Public Equity (PPE)TM strategy, we look for opportunities where we can quickly bring Companies to the public market in order to accelerate their growth and partner with them for the long-term. It is important to emphasize that our partners at Lightning eMotors in this transaction are rolling 100% of their investment into the combined company and there is no money coming off the table. Proceeds from the transaction and the PIPE and the Convert are going to support Lightning eMotors’ management’s business plan to scale the operations. This transaction will allow Lightning eMotors to expand production capacity and invest in the company’s charging infrastructure and EV-as-a-Service offerings. Upon completion of the transaction, Lightning eMotors is expected to have approximately $273 million in cash and be fully financed to expand capacity from 1,000 vehicles per year currently to 10,000 vehicles per year in 2022, and capitalize on the rapidly growing demand within the worldwide annual $67 billion total addressable market for Class 3 to Class 7 vehicles. Expanded production is expected to support organic revenue growth to $2 billion by 2025E, resulting in an implied transaction multiple of 0.56 times 2024E revenue of $1,165 million, an attractive entry point relative to peers.

Moving to slide 6, GigCapital3’s team, comprising 15 Silicon Valley executives, all of us operators with many years of experience in the business, carefully evaluated a large number of EV companies for a potential business combination. Based on our criteria and hurdle rates, Lightning eMotors is the only company that met our target objectives, with their leading portfolio of products and customers, serving today all segments of commercial fleets, unlike many of the competitors. The company has superior technology, the largest manufacturing facility for electric commercial vehicles in the US, excellent leadership, and critically from a market perspective, the best revenue visibility. Lightning enjoys dominant market positioning with a robust backlog of contracts, which will enable the company to quickly scale revenues.

So with that, I’m going to turn over to Tim Reeser the CEO and co-founder of Lightning eMotors, to dive deeper into the business.

Tim:

Thank you, Raluca. My name is Tim Reeser, I’m Founder and Chief Executive Officer of Lightning eMotors. I founded the company in October of 2008, and excited to talk about where we are today. I have 25 years of technology CEO experience, having founded and led many cleantech and IT companies with successful funding and exits. With me, co-presenting today are Bill Kelley and Robert Fenwick-Smith. With that, I’ll let Bill introduce himself.

Bill:

Hello everyone, my name is Bill Kelley, and I’m the COO and CTO of the company. I joined the enterprise in 2017 at the start of this electrification process. I spent a large portion of my career working in the automotive space, in the advanced engineering drivetrain space for a large tier 1 supplier. Robert?

Robert:

Yes, good morning. My name is Robert Fenwick-Smith. I am the interim CFO and Executive Chairman of Lightning. I come to the company after twenty years of private equity in Europe, most notably as CEO of the Romaco Group of capital goods for the pharmaceutical industry. Then I founded Aravaipa Ventures, a cleantech venture capital fund in Colorado that was the first institutional investor for Lightning, where I’ve served on the board since then. With this, I’d like to move on to the presentation.

Tim:

Thank you Robert, and we’ll move pretty quickly through this. I’ll start with key takeaways, move to a company overview, in which Bill and I will share the stage to talk through both the markets and the technology of the company. Robert will take us through a financial summary; and Raluca will take us through the final transaction summary. So with this, let’s hit the ground running here.

Lightning eMotors focuses on urban commercial zero emission vehicles. We’re the only full-range manufacturer of Class 3 through 7 battery-electric and fuel-cell electric vehicles. When you think of Class 3 through 7, think of ambulances, think of shuttle buses, think of bucket trucks, think of motorcoaches. Those are the kind of trucks and buses that Lightning focuses on and those trucks and buses represent a highly segmented and highly customized market in the medium-duty commercial vehicle space. Lightning has innovated in this space by creating a modular software and hardware architecture, that allows us to provide a very cost-effective to this highly segmented and highly customized market. When we combine all of these segments together, though, it is a very large market with a $67 billion total addressable market and growing by the day right now, and as we think about all of those different markets, they key is all of the customers and the fleet customers in that space. Lightning focuses on this B-to-big-B space, with very large blue chip customers and very large strategic partners.

We have ten years of R&D behind us and a two year head start in customer validation, with 120 vehicles on the road, and 1500 vehicles already on order from those customers who have now followed up with significant orders with us. Those orders and those customers that we’ve already earned provide a great deal of insight into our projected revenue of $2 billion for 2025, and provide strong visibility over the next five years end to where that revenue comes from and what it is, with contracted orders that we already have in place today.

So moving to slide 13, what we see here is what Lightning does. So we’re anchored on building commercial zero emission vehicles – ZEVs. We manufacture complete vehicles, class 3 through 7 trucks and buses. We also sell powertrains to strategic partners who install those powertrains. We offer both battery-electric and fuel-cell-electric vehicles. We focus on these large fleets who are data-driven and require a high level of supplier parts and service, and up-time. We leverage the analytics we’ve created over the last eight years to focus on how electric vehicles operate, and how we optimize those electric vehicles. We have 100% attach rate of our analytics to our vehicles, and it provides a high-margin monthly recurring revenue.

In addition to analytics, in addition to making vehicles and powertrains, Lightning also provides a full suite of charging solutions for customers. It’s important to note that although charging appears to many people like a commodity product, when you think about fleets, it’s not commodity. Many fleets have a very specialized need for how they’re going to charge, when they’re going to charge and and how often they’re going to charge and what they’re going to pay for that. And it’s very different than the passenger vehicle space. Not only that, it has to be scalable. We’re working with some fleets who will have thousands of chargers over the next several years and thousands of chargers don’t get installed easily. So our service and high-touch work with these fleets to truly understand their needs, understand how they work and what they need to charge and when provides an important attach to our customers. Finally, we wrap all these things together with custom financing for our customers to ensure that they can buy it, how they need it, and when they need it.

One of the things that differentiates Lightning is our ability to manufacture a large number of different kinds of vehicles and in fact provide a significant number of customizations for each of those in a very cost effective and scalable manner. So you think about the top of this list with an ambulance, you move around the circle to something like a shuttle bus. Many people ask us, what about the major OEMs? And my first question back to them is, who is the OEM? You think about the OEM around each of these circles. The chassis OEM is, in fact, different, and in fact the actual final vehicle OEM is yet different again. And so we’re very involved with the partners that create the chassis, the partners that create the body, that the partners that create the upfits to this. And we’re integral to how these vehicles get made and how these vehicles get made is integral to our technology. So we’ve developed this building block technology around both software and hardware that is unique intellectual property that allows us to cost effectively scale up and do medium sized batches of each of these kind of vehicles and provide the key customization that can’t be done on a skateboard easily, can’t be done by a traditional legacy OEM as they think about building a truck, because each of these trucks have a high level of customization that now is exasperated by the fact that they’re electric. When you think about that ambulance, the fact that it has to have a high level of customization for the electrical components and infrastructure on there to support things like X-ray machines and gurney lifts, as well as a high level of mechanical customization to support where the batteries get moved to and how the wiring harness fits on this vehicle. So it’s that innovation in this space and the intellectual property around the software and hardware that makes us unique and allows us to scale in a cost effective way.

Bill:

Slide 15 is an illustration of the total addressable market as we see it today, as Tim brought to our attention. You can see across the top of the page there are a large variety of vehicle configurations and we have a very disciplined approach to the marketplace as it relates to exploiting our modular software and hardware. When we enter a particular segment, we attempt to be either number one or number two in that segment. At the bottom of the slide you’ll see a table of the TAM broken into both the number of potential vehicles per segment and the revenue potential per segment. We did not provide details regarding the rest of the world breakdown, both in terms of vehicles and revenue. But recently we’ve received orders for Class 3 vehicles in the Middle East and also Class 4 vehicles in South America. We see this as a validation of our business model and an indication that we’ll have a very high level of access to this TAM. Tim, back to you.

Tim:

Thank you, Bill. One of the other aspects that many people don’t spend a lot of time thinking about is the innovation in these markets that occurs at the go-to-market point and the customer relationship point. And it’s important when you think about electrification and customization of these vehicles that it is highly complex. And one of the things we talk about a lot with customers is how much battery capacity do you need? Because if we over-spec the batteries, they lose payload and they spend more money on the product, significant, material amounts more money. And if we under-spec the battery, it won’t finish the route for the day and they won’t end up buying more vehicles. So, clearly it’s absolutely key that we get the battery sizing correct, but then also we get the other aspects of the vehicle correct so that the customer’s driving experience and passenger experience is what they expect it to be.

So we start this with a high-touch direct to fleet engagement model, where our sales team and our technical account managers work closely with the customer to understand their exact route and range requirements. It moves to a very educational focused, making sure we understand all the ancillary equipment these products need. And so you think about a customer who might have a refrigeration system on top of it or might have a paper shredder inside the truck – lots of unique requirements in this commercial vehicle space. And again, we focus on helping these customers make sure that our commercial electric vehicles will service those needs. The next step is to go right into a test drive with most of these customers and some customers test drive as long as a year in this space. So we spend the necessary time with these customers to get them comfortable with the vehicles, get their drivers comfortable with the vehicles and get them confident in the reliability of our platforms and our products. We generally finish that sales cycle then with wrapping it together as a complete customer solution that generally includes charging and energy management and also includes a financing solution.

So as we think about that whole process, again, fleet customers are risk-averse customers. They need a great product, they need a product that’s reliable and they need validation that the product’s reliable and they need they need validation that it meets their total cost of ownership requirements and has a return on investment as an asset. And that’s what Lightning spends our time doing and has spent our time doing. And I’m proud to say that that time and investment is starting to pay off with major fleet customers who spent the last several years going through that process, getting to know us and us getting to know them. And those fleets are now rewarding us with significant repeat orders. And in fact, to put a number to those, in the last four months, we’ve seen orders repeat orders for 1500 new vehicles that we’ll be building over the next two years.

Robert:

Moving on to slide 18, just a quick benchmarking of Lightning against three of the EV companies who have preceded Lightning down the IPO path. So, concentrating mostly on Lightning, one of the things that differentiates us is our total dedication to the urban short and medium haul. That is a dedication we’ve had since the beginning of the company and have stayed steady to it ever since. That has led us to three years ago pivot totally to zero emission vehicles. That is an important part because, yes, XLFleet and Hyliion are still today not dedicated to ZEV. They are still hybrid companies like we were over three years ago. That pivot has led to us today having 120 vehicles already on the road, ZEV’s on the road and also importantly, being certified by CARB. The official words are, we have executive orders from the California Air Resource Board for six of our platforms. Note, this is important not only for California, but also for 1 5 other states where this is also required without which you can’t get it. Note here, none of the other three listed here have any of those yet. So, that’s a long path, that’s not easy to get. Those facts above have led that we have we have a pipeline today and we have purchase orders today. Also equally important, we have a we have a fully functional and scaled factory manufacturing ZEV’s in Loveland, Colorado.

Tim:

Thank you, Robert. Transitioning a bit to talk a little bit more about this market that we mentioned earlier: $67 billion total addressable market. A few things I like to point out, and one of them is it’s growing at a very fast pace. Most people know what’s happening today in last mile delivery, but certainly many other parts of our total addressable market are growing at a very fast pace. And so a few things you see in this truck and bus market is when you think about medium duty. And again, back to our focus and what we do today in terms of these highly customized vehicles. Nobody today in our in our markets is doing what we’re doing in terms of servicing the entire, that entire total addressable market. When you think about, for example, some of these other competitors, they all service just a small segment of that market, whereas Lightning today has products on the road and producing them every day through our manufacturing facility that serve every one of these markets today.

We also get a lot of questions regularly about what about the smaller vans or the big trucks. And I think, again, we have them grayed out on the slide purposefully because those are areas we purposely do not compete. So you think about the light duty. We call it the E-pickup wars or the E-van wars of 2021 or 2022, now in many cases. We also think about the E-truck wars and these are the semi tractor trailers and we call out the E-truck war of 2023. When you think about those three segments, all three of those share something in common. They are high volume, mass produced, very highly automated mass production, very different than what Lightning does in what I call the lower volume or medium volume space where it isn’t as automated. Certainly we’re doing some innovation around automation in this space, but it’s a very different looking factory, it’s a very different business model. So a lot of times people say, why aren’t these people who are making pickup trucks going to just slide right over and make bigger trucks? And I think the answer is you look over the last 100 years, it’s such a different market. They just don’t do that. They do in many cases. For example, Ford makes chassis certainly in our market, but they don’t make shuttle buses, they haven’t made shuttle busses; and in electrification variety, we think even there’s even more obstacle for them making shuttle buses or ambulances or many of these custom vehicles. Same thing when we think about General Motors or we think about some of the other players like Rivian and Lordstown and Tesla, they will stay true to their roots, which is make high volume manufacturing and do a great job at that high volume manufacturing, which means they have to stick to the high volume vehicles, low-customized vehicles and very large segments.

So Lightning focuses in this area. But one nuance I like to talk about is the fourth one there on the bottom right, the E-transit bus war of today. Certainly there are several people now making transit electric transit buses, but it’s important to note there isn’t enough – none of them can produce enough volume to serve what the what the market needs. When you think about California market alone, that requires every electric, every bus to be electric by 2029. These three players today that make electric buses make two hundred to three hundred a year of those buses.

We can all extrapolate on that math and tell that there’s no way they’re going to be able to serve just the California market, not to mention the market that is just as big in New York and the other very large markets throughout the United States for transit buses.

What Lightning has done is service that market with a unique offering in the sense that we provide a repower solution for transit buses that are already on the road. When those buses come in for a normal repower, typically they will get a new Cummins diesel engine, for example. Instead of getting a new Cummins diesel engine for their repower, they will get a Lightning repowered solution for those buses. It’s a wonderful market for us. We can serve that market much faster than a customer buying a new vehicle, and we can serve it much less expensively, and you’ll see a slide later that goes a little further in depth about that.

Next slide. Slide 20 and the slide where it’s a very busy slide, but I want to point out a few different things on the slide. The first one, as we think about on the right, all the different customers’ names that are on here, it’s important to note that they’re all very different and that’s important to us. We don’t have all of our revenue pegged to any one of these customers. None of these customers represent more than 15 percent of our sales or production capacity, but all of them also are very different in multiple dimensions. And that provides additional sustainability for the company, and what I mean by that is think about ABC coach on the top left who we provide powertrains for large coaches to them. We also provide completed transit vehicles for ABC for their various customers around the world, including their campus customers. But then when you look at a different customer, for example, if we talk about Jaunt or we talk about some of the other customers who were in the public transit space. We can also talk about other customers who are doing last mile delivery. Each of those products are very different, each of those customers are very different, and that provides a great deal of diversity to our revenue stream.

A few of the things I like to point of point out on this slide; on the left we talk about vehicles shipped. It’s important to note that Lightning still leads this hunt, and as we scale up from our manufacturing plant and have already scaled up now and begin to scale up in the next year, we’ll continue to lead in terms of vehicles shipped and what’s being shipped to commercial vehicle customers. Part of the reason is these are these quotes below where we talk. One major customer, a customer of ours who rented a truck for three months on trial, came back and said the Lightning truck was the most reliable truck in their fleet over those three months, exceeding even their brand new Freightliner diesel trucks. And you’ll see across the other quotes a great deal of customer satisfaction with the products. And that’s something that brings me a lot of satisfaction, but certainly anchors the company and anchors why we’re so excited about this market. It’s not just green, it’s not just a great total cost of ownership story. It’s also a product the customers love and are now beginning to scale up and show their commitment to this going long term.

What’s driving some of that commitment, I talked about a few of these things, but I think it’s important to walk through three on this page and one of the most important ones on the next page. We all know regulation is happening, but I think it’s important to note there is grass roots happening in something called the zero emission zone. Zero emission zone was first trialed by London with their zero emission zone that has produced extraordinary results with a thirty seven percent reduction in air particulates and a very significant reduction in noise in the city. And now many cities are wanting to pattern and template off that, realizing that they, too, can have a much cleaner air, a much healthier environment, much lower noise, and in fact, collect tariffs for those fleets that don’t follow suit and don’t go with zero emission vehicles. But in addition to zero emission zones, we all know about both California and now New Jersey, who have signed on very significant mandates in terms of when they will outlaw internal combustion engines throughout the area. But in addition to these government regulations, it’s important to note that many of the corporations have also really climbed on to this initiative. And it’s not just from an initiative standpoint, but also from a peer pressure. You see many of the names that you’re all accustomed to. Most of those have very public commercials going out today about what they’re doing around sustainability and their commitment to sustainability. They also have pushes from their employees as well as their customers to be sustainable. And that certainly is driving many customers to us, and we have a lot of stories we can talk to about those customers that have come to us because of the push from their employees and the push from their customers.

The third one on this page is grants. And I think it’s important to note there’s currently a billion dollars per year in state and federal grants. In addition, there’s another $4 billion in Volkswagen Emissions Mitigation Trust Fund grants that are available today through states for medium and heavy duty commercial vehicles. That’s certainly a significant tailwind for this market, but it’s not the only tailwind. And I think as we look at the growth of the market and we look at even the chart on the right, we’re seeing this market grow at a much faster pace than the chart on the right. And the reason we’re seeing that is what we’re going to show on the next slide, which is the tipping point of the total cost of ownership and return on investment conversations. So Robert, with that, I’ll let you take that conversation.

Robert:

So continuing from what Tim just said here on slide 22, we’re addressing this fundamental economic aspect of zero emission vehicles. Just a reminder, in our sales process, we go through this total cost of ownership analysis with every potential customer. This case here, on the other hand, is an actual case by ACE Parking in San Diego. So these are real figures that they’ve gathered by running a fleet of both electric vehicles and diesel ones. And what you see on the left is an 80 percent reduction of monthly energy and maintenance costs when you move from an internal combustion engine E-450 to an electric E-450. And that’s really where it all starts. That’s the underpinning that gives us a TCO advantage over time. So today, when we then go to the right hand side of this slide, we do a total cost analysis based on a leased vehicle. Why a leased vehicle? Two reasons. Number one, that’s the way 90 percent of the customers look at it, so it’s most relevant to them. But equally important, it means that the total cost includes both OpEx and CapEx, and that is a real total cost. OK, so up until today, we we’ve managed to have a lower, total cost of ownership when there are grants available. So that’s where you see that $2,000 versus the $4,000, that was achieved because of grants. The really exciting part comes in in the final column and that is we are currently progressing well along a curve of reducing our COGS by 50 percent and our price, thereby allowing us to bring the prices down by 40 percent. We are therefore confident that by 2022 we will be able to offer customers a total cost of ownership that is lower than ICE [internal combustion engine] in virtually all cases.

Bill:

Slide 23 represents a very important element of building a sustainable business, and that is creating some technological advantage over others. And Tim and Robert have both spoken to the to the fact that we’ve had a couple of years head start against our competitors. And we’ve split our advantages into these two sections here as shown on the slide. On the left hand side of the slide are the technological advantages that have been developed, because we have a very deep understanding of how the product works, that came from our analytics and algorithm strength. On the right hand side of the slide, these pillars represent really what’s behind me in the picture here, if you can see it, the fully functional factory, the completed customer service operations and the interactions with the customer. Both of these things have provided a very rich environment for us to understand how the vehicles operate in this space. Next slide, please.

As I mentioned, you know, we do have a very deep understanding of how these commercial vehicles need to work, and this page illustrates the patent portfolio that has been developed as a result of our exposure to these particular technological challenges. Many of these challenges we’re rooted in the conversion from the ICE space to the battery electric space. The root of all of what we’ve come to know and the strength of the company is really built on the data that has been collected. As Tim mentioned earlier, every single vehicle that we’ve deployed in the field is equipped with an analytics and telematics device. We share those learnings with both the customer and the fleet manager. And on the left hand side of the slide, you can see that we built an app for the mobile phone environment that helps the fleet operator understand where the vehicles are operating. We also provide direct communication to the person operating the vehicle in the form of a display system. And then lastly, we provide a reporting mechanism both for our internal consumption and for the consumption of our customers regarding how the vehicles are operating and what levels of efficiency and so on. In the middle of the slide, you can see some evidence of our labor in terms of efficiency improvement. According to the CARB requirements, we’re obligated to test our electric vehicles in a manner very consistent to what may be done to your passenger car for the sticker on the window. And as a result of that testing, we enjoy a 25 to 30 percent improvement over our competition with respect to vehicle operation. And much of that much of that efficiency benefit comes from a deeper understanding of how the vehicle needs to work. On the right hand side of the slide, you can see the monetization scheme for the analytics activities. Next slide, please.

Another very important part of scaling the business is to have a very strong foundation of partnerships, both on the supply chain side, which is very, very critical, and on the customer or OEM side or partnership side with respect to building complete vehicles. So on the left, you can see many of the names that you’re familiar with. These companies have been very, very important to us to build our supply chain so that we can serve the market needs. On the right hand side, these companies, many of whom you’re familiar with, build their own very special vehicles. And what we’ve decided to do is to educate those companies and transfer the technology that we’ve developed so that they can build the vehicles themselves, thus taking advantage of the manufacturing infrastructure. Next slide, please.

One very important partnership that I’d like to tell you about, on slide 27, is the relationship that we have with Plug Power. Plug Power is the largest provider in the United States for fuel cell engines, that we recognized some time ago that a fuel source could be an important enabler for range extension in our battery electric fleet. Plug Power also recognize that having access to battery-electric vehicles allowed them to put their technology on the road. So that combination allowed us to take advantage of a very unique circumstance where Plug Power has already built all of the hydrogen infrastructure necessary to move goods and services between distribution centers to both Amazon and Wal-Mart. So that’s allowed us to create a very unique ecosystem to sell these sorts of vehicles. And we have already received three purchase orders for these vehicles. So much like early development in the battery electric space, we see the fuel cell electric vehicle space starting to grow. Next slide, please.

Another interesting partnership is with ABC Companies. Tim had mentioned earlier their very unique contribution to the commercial vehicle space. They provide both services, transportation services for campuses of large enterprises such as Apple, Facebook and Google. They move employees from outside the city, into the city, onto the campuses. We’ve been able to develop an electrification design for ABC so that their vehicles can be electrified, satisfying the sustainability requirements for those companies, both in the form of the large coach that you see on the right and also in the form of smaller vehicles that are used to bring people to local buildings on the campus. That unique relationship has resulted in a very attractive business relationship with both companies. The compelling aspect as it relates to the end user is, as you can see in the middle of the page, is a repowered version of this particular vehicle can be made available to the to the end user in a very short period of time compared to the electrified solutions from both Proterra and BYD, and also at a very attractive price point. Next slide, please.

Tim:

Thank you, Bill. When we look at slide 29, one of the things that really sticks out in our mind and hopefully in your mind is how fast what we call the layer cake can grow. When you take 11 customers, and these are 11 real customers of ours that are anonymized on the right except for one of them in the state of California, but you can see that these customers already have if you look at the top right corner, four hundred and fifty thousand vehicles in their fleet today. And as we look over the next five years, we expect that to be about 600,000 vehicles in these customers fleets, maybe even larger at the rate all of them are growing. So when you take those 600,000 vehicles and say how many of them are going to be electric, and we’ve spent a lot of time with these customers, validating our product, validating our energy use, our efficiency, our return on investment, validating that the products we have fit their needs, validating that we have the service and support they need to successfully begin to really scale up. And with that validation, we have the confidence to begin to say this really has the potential, as you can see, to be in the twenty to twenty-five thousand units by the time we get to 2025, just with these 11 customers that are mentioned here. Obviously, we have a lot more than 11 customers today and with a tremendous inflection of new pipeline interest that will grow dramatically over the next several years. And you can see that in the middle of the page where our total project pipeline, just over the last the previous nine months from January to September, grew from basically a thousand units to over 6300 units just in that nine month period of time, showing the interest in new customers as well as current customers beginning to scale up.

And again, we’ve been rewarded, it’s not just speculative. We do have $120 million of repeat orders that we received in Q3 2020. So these aren’t speculative ideas. We know the markets. They’re our customers are telling us they’re excited to scale up. They love the product. They see the total cost of ownership savings and they see the regulatory push and their own sustainability push and they’re ready to move forward, and we’re very excited about that today.

Just a little bit on our management team. Our management team is growing very, very fast, but many of the management team you see on the page have been with us for a long time. And that’s important because as a company like ours grows at a very fast pace, it’s important to have a foundation of people who know how to work together, people who have worked successfully together, and people that are ready to scale this business together. And I’m excited to say this team is ready, able and poised to go make this transition into an extraordinary growth.

Robert:

This brings us to the financial section of this presentation, starting off with the top: revenue. As you can see, we are forecasting a very strong revenue growth over the next five years. This is underpinned by two major metrics. On the one hand, our pipeline, we have more than $800 million of potential business in the pipeline as of the end of September and also as of September 2nd, the second strength comes from a backlog of contracted purchase orders of one hundred and fifty. That $150 million effectively means that all of 2021 is contracted, and close to a third of 2022 is also contracted already. So this is, gives us a solid start and confidence in ’21 and ’22. Just looking at the bar graphs, it’s clear our main business is commercial EVs. The second business in the light blue is systems for OEMs. Those were the things that Bill addressed before. That’s where we sell powertrains or electrification to OEM partners or the Winnebago’s or the ABC’s that you saw in the previous slides.

Just very rapidly on this on slide 33, these were the trends that Tim mentioned earlier, 2020 was mainly a trial, where fleets trialed with us. ’21 growth is driven a lot by grants. ’22 is a pivotal year where we bring costs down and we bring prices down so that we have that TCO advantage over ICE. And then that advantage obviously continues from then on. But then layered on top of that, increasingly ’23 and beyond, regulation also comes to play as Tim explained earlier.

Following here on slide 34, this is this is my favorite, most important slide in the financial section because this is going back to the TCO slide we touched on earlier. This talks to how we bring down, how we’re able to bring down our prices due to our 50 percent reduction in COGS. Just to be just to be clear, there are four things that drive this reduction in COGS. First of all, we’re Gen3, so we’ve labored three years to get to Gen3, and this means with Gen3 we’ve been able to start to industrialize and also have already built relationships with the suppliers. Very important. Second element is obviously scale. None of the 50 percent COGS reduction is possible without scaling. So far, we’ve been placing purchase orders of units of 10 to 20. Now we’re ordering one hundred to three hundred. By middle of next year, we’ll be ordering a thousand or more. Our suppliers have all indicated as we move down, as we move up, sorry, from ten to a thousand, their prices will come down anywhere between 20 and 60, depending on the supplier. Obviously, very important. Third element that helps us with the COGS is the general reduction in pricing in the battery market. This is the tide lifts all boats and we benefit from that. And we have a three year contract with Romeo that cements that. We also have contracts with our other battery suppliers that are similar.

The fourth and last element is just our internal batch growth in ’20. Up until now, we’ve been manufacturing in batches of 10 to 15 maximum. Given our $150 million in order backlog, most in there are going to be in batches of one hundred and fifty or more. That difference allows for much more efficient manufacturing. So as our COGS come down and our price comes down less, obviously we manage to drive up the gross profit. So this is a key this is a key part of our sustainability and story moving forward.

Just very rapidly on page thirty five, three stories. Number one, we intend to remain the technological leader in this field and we’ll spend more on R&D every year going forward, reaching a cruising altitude of about five to six percent of revenue being spent on R&D. Center slide: We’re business to big business, so we are not going to sell to thousands or millions of people. We’re going to sell to probably a couple of hundred customers, which means we can keep our sales and marketing costs relatively low, reaching about that two percent of revenue. The last graph on the right is the classic fast-growing G&A, meaning if you grow fast enough, your G&A gets spread over more and more revenue and you come down and we see about that four percent G&A of revenue being the figure which we should plateau out.

Moving to the last financial slide on page 36. On the EBITDA side, we’re really moving rapidly to be EBITDA positive in 2022, very exciting moment and then from then on, remaining solidly EBITDA positive. In the middle, just for clarification, the negative cash flow here is largely driven by a big CapEx in EV-as-a-Service and Energy-as-a-Service. But even with that large CapEx, as you can see on the right hand side, we maintain it every year, a solid cash balance, meaning that this transaction will assure the company is fully funded.

Tim:

To summarize on slide 37, we want you to take away that we are already the established market leader with a manufacturing facility that is already pumping out vehicles today. We already have large repeat binding orders from existing blue chip customers, and we are fully funded with the proceeds from this transaction together with our near term profitability.

Raluca:

For the transaction summary we’re turning to slide 39. So upon completion of the FCC review, we expect to close the transaction in early first half of 2021. On a fully diluted basis, the enterprise value is $651 million and represents about 0.56 x of 2024 projected revenue of $1.16 billion. We expect the combination of PIPE, convertible note, and trust proceeds to deliver approximately $273 million of cash to the company’s balance sheet at closing. Existing Lightning eMotors shareholders will own approximately 66 percent of the combined company; GigCapital3’s public investors will own approximately 24 percent. GigCapital3’s sponsors will own approximately seven percent, and the PIPE equity investors will own about three percent of the combined company.

The proposed $125 million funding, comprising $25 million in equity and $100 million of convertible notes addresses the supermajority of cash condition to close the business combination, and we believe with positions the transaction for immediate positive response in the market. The business combination includes an earn-out component for existing shareholders, deferring approximately 20 percent of total proforma shares outstanding to performance based targets. And as discussed, 100% of the proceeds of net PIPE, convertible notes and trust capital will be delivered to the Company at closing, with existing investors rolling all of their equity.

Slide 40. This takes two relevant groups of business comparables – pure play competitors with CapEx-heavy business models, and more broadly the auto tech space. We also referenced other high profile auto tech SPAC mergers, where the valuations are driven by long term projections.

Slide 41. We show the operating benchmarking. The following slides depicting the valuation benchmarking for Lightning eMotors. We at GigCapital were particularly attracted to the strong financial profile of Lightning eMotors, which projects to compare favorably to established business performance today and in line with other well received SPAC transactions’ projections for run rate performance. We believe Lightning’s revenue growth and EBITDA margin make it a particularly attractive candidate for the public market.

The following slide shows the positioning of Lightning eMotors at 0.56x X EV/ 2024 revenue and 4.1x 2024 EV/EBITDA. On slide 43 we have compared Lightning eMotors revenue and EBITDA margin projections with recent and select EV stock mergers, as you can see, even though our numbers are very conservative, are incredibly well positioned compared to the others. And in conclusion, in the light of the expected performance of the business, we believe that the proposed valuation represents an incredibly attractive entry point with significant upside, while still offering a far more proven and deployed business model than other auto tech SPACs have done. Lightning eMotors is a strong company, has in place the pillars of success to drive solid financials that result in a great investment opportunity. And with that, we’ll be very happy to thank you all for listening to our presentation today. Thank you.